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                       DIVERSIFIED CORPORATE RESOURCES, INC.

                    1998 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN


     1. STATEMENT OF PURPOSE. This 1998 Non-employee Director Stock Option Plan (the "Plan") is intended to promote the interests of Diversified Corporate Resources, Inc., a Texas corporation (the "Company") by offering non-employee members of the Board of Directors of the Company (individually a "Non-employee Director" and collectively "Non-employee Directors") the opportunity to participate in a special stock option program designed to provide them with significant incentives to remain in the service of the Company.

     2. ELIGIBILITY. Each Non-employee Director shall be eligible to receive automatic grants of non-statutory options under this Plan (individually an "Option" and collectively "Options") pursuant to the provisions of Section 4 hereof.

     3. STOCK SUBJECT TO PLAN. The stock issuable under this Plan shall be shares of the Company's Common Stock, par value $.01 per share (the Common Stock). Such shares may be made available from authorized but unissued shares of Common Stock or shares of Common Stock reacquired by the Company.

     4.   AUTOMATIC GRANTING OF OPTIONS.

        a. INITIAL GRANT OF OPTIONS. Each individual who was serving as a Non-employee Director on December 9, 1998 (herein sometimes referred to as an "Initial Director") shall be automatically granted, on such date, an Option to purchase 15,000 shares of Common Stock. Each individual who is initially elected or appointed as a Non-employee Director subsequent to December 9, 1998 (herein sometimes referred to as a "New Director") shall receive, as the date of his or her initial election or appointment (herein referred to as the "Election Date"), an automatic grant of an Option to purchase 15,000 shares of Common Stock. Subject to the provisions of Section 10 hereof, each Option granted pursuant to this Section 4(a) (herein referred to individually as an "Initial Option" and collectively as "Initial Options") shall be for a term of ten (10) years.

        b. ANNUAL GRANT OF OPTIONS. Commencing with the first business day of calendar year 2000, and continuing in effect on January 1 of each subsequent calendar year, each Initial Director who is, on the automatic grant date involved, serving as a Non-employee Director shall receive an additional automatic grant of an Option to purchase 12,500 shares of Common Stock. Commencing one (1) year and one (1) day after the Election Date of a New Director, and continuing in effect on the same day of each subsequent calendar year, if the New Director involved is at the time serving as a Non-employee Director, such New Director shall receive an additional automatic grant on an Option to purchase 12,500 shares of Common Stock; unless New Directors have the same Election Date, the dates on which the aforesaid Options shall be deemed to be granted shall vary for each of the New Directors. Each Option granted pursuant to this Section 4(b) (herein referred to individually as an "Annual Option" or collectively as "Annual Options") shall be for a term of ten (10) years from the date of the automatic grant involved.

        c. DEFINITIONS. The foregoing automatic grant dates under Sections 4(a) and 4(b) are herein referred to individually as an "Automatic Grant Date" and collectively as "Automatic Grant Dates" and the Non-employee Directors receiving Options are herein referred to individually as an "Optionee" and collectively as "Optionees". Options granted under this Plan are not intended to the treated as incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

        d. TERMINATED OR CANCELLED OPTIONS. In the event that an Option expires or is terminated or canceled unexercised as to any shares of Common Stock, the shares subject to the Option, or portion thereof not so exercised, shall be available for subsequent automatic Option grants under this Plan.

        e. ADDITIONAL SHARES. Should the total number of shares of Common Stock at the time available under this Plan not be sufficient for the automatic grants to the made at that particular time, the available

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shares shall be allocated proportionately among all automatic Option grants to be made at that time.

     5. VESTING. Each Option granted pursuant to Section 4 shall vest on an equal quarterly basis over a one (1) year peiod as follows:

        a. INITIAL DIRECTORS. With respect to the Initial Directors, the right to exercise (i) the Initial Options shall vest in quarterly increments of 3,750 shares for each quarter during the one (1) year period commencing January 1, 1999, and (ii) the Annual Options shall vest in quarterly increments of 3,125 shares for each quarter during the one (1) year period commencing on the Automatic Grant Date involved.

        b. NEW DIRECTORS. With respect to the New Directors the right to exercise (i) the Initial Options shall vest in quarterly installments of 3,750 shares for each quarter during the one (1) year period commencing on the Election Date for each New Director, and (ii) the Annual Options shall vest in quarterly installments of 3,125 shares for each quarter during the one (1) year period commencing on the Automatic Grant Date of the New Director involved.

        c. CONTINUED SERVICE. With respect to the manner of vesting, an Option shall not be deemed to have vested unless the Non-employee Director continues to be a Non-employee Director throughout the quarterly period involved including the last day of such quarterly period.

        d. PURCHASE SUBJECT TO VESTING. No shares of Common Stock may be purchased in connection with Options unless and to the extent that the Non-employee Director has become vested with respect to the Option involved pursuant to the terms of this Plan.

     6. EXERCISE PRICE. The price per share payable upon exercise of an Option (the "Exercise Price") shall be the fair market value per share of Common Stock as of the close of business on the last business day preceding the applicable Automatic Grant Date. For the purposes of establishing the Exercise Price, the fair market value per share of the Common Stock on any relevant date shall be deemed to be the mean of the bid and asked prices of the Common Stock at the close of the trading day next preceding the applicable Automatic Grant Date. However, if the Common Stock is then listed on any national exchange, the fair market value of the Common Stock shall be the closing price on the date next preceding the applicable Automatic Grant Date. In no event shall the Exercise Price per share be less than the par value of a share of Common Stock.

        With respect to the Initial Options granted, (a) the Exercise Price shall be $5.75 per share for each Non-employee Director who was a Director on December 9, 1998, and (b) for all other Non-employee Directors, the Exercise Price shall be the fair market value per share of the Common Stock, as determined in this Section 6, as of the close of business on the last business day preceding the Election Date of the Director involved.

     7. EXERCISE OF OPTION. An Option may be exercised by giving written notice to the Company, attention of the Secretary, specifying the number of shares to be purchased, accompanied by the full purchase price for the shares to be purchased either in cash, by check, by shares of Common Stock (the value of such shares shall be based upon the fair market value per share, as determined in Section 6, on the last business day preceding the date on which the Non-employee Directors gives written notice of the exercise of an Option to the Company), or by a combination of these methods.

        At any time of any exercise of any Option, the Company may, if it shall determine it necessary or desirable for any reason, require the Optionee (or the Optionee's heirs, legatees or legal representative, as the case may be) as a condition upon the exercise thereof, to deliver to the Company a written representation of present intention to purchase the shares for investment and not for distribution. In the event such representation is required to be delivered, an appropriate legend shall be placed upon each certificate delivered to the Optionee (or the Optionee's heirs, legatees or legal representative, as the case may be) upon the exercise of part or all of the Option, and the Company's transfer agent may be requested to notify the Company in the event of any attempt to transfer shares if such transfer is not in compliance with this Plan or applicable securities laws. Each Option shall also be subject to the requirement that, if at any time the Company determines, in its discretion, that the listing, registration or

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qualification of the shares subject to the Option upon any securities exchange or under any state or federal law or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of or in connection with the issue or purchase of shares thereunder, the Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

        At the time of the exercise of any Option, if required to do so by law the Company shall require, as a condition of the exercise of such Option, the Optionee to pay the Company an amount equal to the amount of tax the Company may be required to withhold to obtain a deduction for federal income tax purposes as a result of the exercise of such Option by the Optionee.

     8. TERMINATION OF BOARD MEMBERSHIP - EXERCISE THEREAFTER. Should an Optionee cease to be a member of the Board of Directors of the Company for any reason, other than death or permanent disability, such Optionee's Options shall thereafter cease to vest, but to the extent vested at the time such Optionee ceases to be a member of the Board of Directors of the Company, such Optionee's Options may be exercised, in whole or in part, by such Optionee at any time or times prior to the date (the "Expiration Date") which is six (6) months after the date such Optionee ceases to be a member of the Board of Directors of the Company for any reason other than the death or disability of the Optionee involved; to the extent not exercised on or before the Expiration Date, all of such Optionee's Options under the Plan shall expire, and all rights to purchase shares pursuant thereto shall terminate.

        Should an Optionee cease to be a member of the Board of Directors of the Company because of death or permanent disability (as determined by the Board of Directors of the Company), such Optionee's Options shall thereafter cease to vest but, to the extent vested at the time such Optionee ceases to be a member of the Board of Directors of the Company, such Optionee's Options may be exercised, in whole or in part, by such Optionee (or such Optionee's heirs, legatees or legal representatives, as the case may be), at any time or times prior to the date (the "Termination Date") which is one (1) year after the date such Optionee ceases to be a member of the Board of Directors of the Company due to the death or disability of the Optionee involved; to the extent not exercised on or before the Termination Date, all of such Optionee's Options under the Plan shall expire, and all rights to purchase shares of Common Stock pursuant thereto shall terminate.

     9. NON-TRANSFERABILITY. Options shall not be assignable or transferable by an Optionee otherwise than by will or by the laws of descent and distribution. During the lifetime of an Optionee, Options shall be exercisable only by such Optionee.

     10. ADJUSTMENTS. The number of shares subject to this Plan and to Options granted under this Plan shall be adjusted as follows: (a) in the event that the number of outstanding shares of Common Stock is changed by any stock dividend, stock split or combination of shares, the number of shares subject to this Plan and to Options granted hereunder shall be proportionately adjusted; (b) in the event of any merger, consolidation or reorganization of the Company with any other corporation or corporations, there shall be substituted, on an equitable basis for each share of Common Stock then subject to this Plan, whether or not at the time subject to outstanding Options, the number and kind of shares of stock or other securities to which the holders of shares of Common Stock will be entitled pursuant to the transaction; and (c) in the event of any change in the capitalization of the Company which is identified in this Section 10, an equitable adjustment shall be made in the number of shares of Common Stock then subject to this Plan, whether or not then subject to outstanding Options. In the event of any such adjustment the Exercise Price per share shall be proportionately adjusted.

     11. AMENDMENT OR DISCONTINUANCE OF PLAN. This Plan may from time to time be amended or discontinued by action of the Board of Directors or by the stockholders of the Company; provided, however, that (a) no such amendment or discontinuance shall change or impair any Options previously granted without the consent of the Optionee, (b) the provisions of this Plan shall not be amended more than once every six months, other than to comply with changes in the Code, and/or the rules thereunder, unless such amendments are ratified by the stockholders of the Company, and (c) approval of the stockholders of the Company, is required with respect to any amendment to the Plan which would (i) materially increase the benefits accruing to participants under this Plan, (ii) materially increase the

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number of shares of Common Stock (in relationship to the number of shares of
Common Stock issued and outstanding at the time of the amendment involved) which may be issued under this Plan, and/or (iii) materially modify the requirements as to eligibility for participation in this Plan.

     12. NO IMPAIRMENT OF RIGHTS. Nothing in this Plan or any automatic grant made pursuant to this Plan shall be construed or interpreted so as to affect adversely or otherwise impair the Company's right to remove any Optionee from service on the Board of Directors of the Company at any time in accordance with the provisions of applicable law.

     13. HOLDING PERIOD. Anything contained in the Plan to the contrary notwithstanding, any disposition of an Option otherwise permitted by the terms of the Plan, or of the Common Stock acquired upon exercise of an Option, shall be subject to compliance with the requirements of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, applicable to such disposition, and any date, period or procedure specified or referred to in the Plan with respect to any such disposition shall be adjusted, if necessary, so as to give effect to this Section 13.

     14. EFFECTIVE DATE. Subject to ratification by the stockholders of the Company, the Plan was adopted and authorized by the Board of Directors of the Company on December 9, 1998, and became effective as of such date.